EXHIBIT 3

SCOTT GALLOWAY

42 W. 15th Street, #2

New York, NY 10011

May 27, 2005

RedEnvelope, Inc.

149 New Montgomery Street

San Francisco, CA  94105

Attention:  Secretary

Re:                               Advance Notice of Stockholder Nominees For Directors

Dear Sir or Madam:

I am a holder of record of Common Stock, par value $0.01 per share (the “Common Stock”), of RedEnvelope, Inc., a Delaware corporation (the “Company”).  I have filed with the Securities and Exchange Commission (the “SEC”) a Schedule 13D together with R. Ian Chaplin, Martin McClanan, and Michael L. Meyer, (together with myself, the “Initial Concerned Shareholders”).  I will file with the SEC an amendment to the Schedule 13D together with the other Initial Concerned Shareholders, Firebrand Partners, LLC and affiliates of Firebrand Partners, LLC (collectively, the “Concerned Shareholders”).

I hereby give written notice pursuant to Section 2.5 of the Company’s Bylaws to nominate the following persons for election as directors at the Company’s 2005 annual meeting: myself, Robert M. Perkowitz,  John Pound and Gregory Shove (collectively, the “Nominees”).

In accordance with Section 2.5 of the Company’s Bylaws, set forth below is certain information pertaining to each of the Nominees:

Scott Galloway

(a)          Name:  Scott Galloway

(b)         Age: 40

(c)          Business Address: 42 W. 15th Street, #2, New York, NY 10011

(d)         Residence Address: 42 W. 15th Street, #2, New York, NY 10011

(e)          Principal Occupation: Visiting Assistant Professor, New York University Leonard N. Stern School of Business

(f)            Class and Number of Shares Beneficially Owned: 829,945 shares of Common Stock, 597,000 are owned by Firebrand, LLC, of which he is manager.

(g)         Other:  See Appendix A

Robert M. Perkowitz

(a)          Name: Robert M. Perkowitz

(b)         Age: 50

(c)          Business Address:3817 Bonwood Drive, Charlotte, NC 28211

(d)         Residence Address:3817 Bonwood Drive, Charlotte, NC 28211

(e)          Principal Occupation: President, Paradigm Management, Inc. and Partner, VivaTerra LLC

(f)            Class and Number of Shares Beneficially Owned: 64,140 shares of Common Stock

(g)         Other: See Appendix A.

John Pound

(a)          Name: John Pound

(b)         Age: 50

(c)          Business Address: 53 Westbourne Terrace, Brookline, MA 02446

(d)         Residence Address: 53 Westbourne Terrace, Brookline, MA 02446

(e)          Principal Occupation: President, Integrity Brands

(f)            Class and Number of Shares Beneficially Owned: None

(g)         Other: See Appendix A

Gregory Shove

(a)          Name: Gregory Shove

(b)         Age:43

(c)          Business Address: 4662 Alpine Road, Portola Valley, CA, 94028

(d)         Residence Address: 4662 Alpine Road, Portola Valley, CA, 94028

(e)          Principal Occupation: Partner, Wimbledon Ventures

(f)            Class and Number of Shares Beneficially Owned: 30,355 (includes 21,348 shares held by the Shove Family Trust for which Mr. Shove is a trustee, 3,201 options to acquire shares and 5,806 warrants to purchase shares)

(g)         Other: See Appendix A

As the stockholder giving this notice, I hereby advise you, in accordance with Section 2.5 of the Company’s Bylaws, that (i) my name and address (as they appear on the Company’s books) is Scott Galloway, 42 W. 15th Street, #2, New York, NY 10011 and (ii) I beneficially own 829,945 shares of Common Stock, including 597,000 shares owned directly by Firebrand Partners, LLC, a Delaware Limited Liability Company of which I am a member and the Manager.  I am a member of a “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934.  Under applicable SEC rules, each Concerned Shareholder and each of the Nominees (collectively, the “Participants”) may be deemed to be a “participant” for purposes of any proxy solicitation relating to the Nominees.

Additional information regarding the Participants is set forth in Appendix A.  A copy of each Nominee’s written consent to being named in the proxy statement related to the next annual meeting of shareholders as a director nominee and to serving as a director if elected is attached as Appendix B.  This letter and the attached Appendices together constitute all of the information required to nominate directors for consideration at the next annual meeting of shareholders, in accordance with Section 2.5 of the Company’s Bylaws.

Please contact Stuart G. Stein of Hogan & Hartson L.L.P., at 555 Thirteenth Street, N.W., Washington, D.C. 20004, (202) 637-8575 or Carissa Coze of Hogan & Hartson L.L.P., at 2049 Century Park East, Suite 700, Los Angeles, CA 90067, (310) 789-5101, if you have any questions regarding the foregoing.

Very truly yours,

/s/ Scott Galloway

Scott Galloway

cc:                                                         Michael Moritz, Chairman of the Board

Christopher Nordquist, General Counsel

APPENDIX A

This Appendix A provides information with respect to the Participants (as defined in the letter above).

Principal Occupations

The following table includes the information regarding the principal occupation of the Concerned Shareholder, other than Concerned Shareholders who are also Nominees (whose information is found in the letter above).

Name and Business Address	Present Principal Occupation

R. Ian Chaplin 5414 Oberlin Drive, Suite 240 San Diego, California 92121	Founder and Vice President of Product Development, Bidshift, Inc., a staffing solutions company for the health care industry.

Martin McClanan 240 Valley Drive Brisbane, CA, 94005	Executive Officer of Flax art & design, a retailer of high quality art and deign supplies, home decor, books, stationary and creative gifts, since February 2003.

Michael L. Meyer 18101 Van Karman, Suite 1050 Irvine, CA, 92612	Chief Executive Officer of Michael L. Meyer Company, a real estate consulting and investment company since October 1999.

Firebrand Partners, LLC 100 SouthPoint, No. 601 Miami, FL 33139	Firebrand Partners, LLC is a Delaware limited liability company formed for the purpose of investing in shares of the Issuer.

Glenn J. Krevlin 598 Madison Avenue, 12th Floor, New York, NY 10022	Founder and Managing Member of GJK Capital Advisors LLC and Krevlin Advisors.

Krevlin Advisors, LLC 598 Madison Avenue, 12th Floor New York, NY 10022.	Krevlin Advisors, LLC is a Delaware limited liability company engaged in the business of investment management.

GJK Capital Management, LLC 598 Madison Avenue, 12th Floor New York, NY 10022.	GJK Capital Management, LLC is a Delaware limited liability company engaged in the business of investment management.

Name and Business Address	Present Principal Occupation

Glenhill Capital, LP 598 Madison Avenue, 12th Floor, New York, NY 10022

Glenhill Capital, L.P. is a Delaware limited partnership. Glenhill Capital, L.P. is a private investment vehicle formed for the purpose of investing and trading in a variety of securities and financial instruments.

Glenhill Capital Overseas GP, Ltd 598 Madison Avenue, 12th Floor, New York, NY 10022.	Glenhill Capital Overseas GP, Ltd. is a Cayman Islands exempted company formed for the purpose of being the general partner of Glenhill Capital Overseas Master Fund, L.P.

Glenhill Capital Overseas Master Fund, L.P. 598 Madison Avenue, 12th Floor, New York, NY 10022.

Glenhill Capital Overseas Master Fund, L.P. is a Cayman Islands exempted company. Glenhill Capital Overseas Master Fund, L.P. is a private investment vehicle formed for the purpose of investing and trading in a variety of securities and financial instruments.

Security Ownership

The Participants may be deemed to have beneficial ownership of the Common Stock as set forth below, as of May 26, 2005.

Name	Beneficial Ownership		Percent of Class (1)

R. Ian Chaplin	409,768	(2)*	4.65%
Scott Galloway	829,945	(3)*	9.41%
Martin McClanan	20,963	(4)*	0.24%
Michael L. Meyer	74,169	(5)*	0.84%
Robert M. Perkowitz	64,140		0.73%
John Pound	0		0.00%
Gregory Shove	58,855	(6)*	0.67%
Firebrand Partners, LLC	597,000		6.77%
Glenn J. Krevlin	597,000	(7)*	6.77%
Krevlin Advisors, LLC	597,000	(8)*	6.77%
GJK Capital Management, LLC	597,000	(9)*	6.77%
Glenhill Capital, LP	597,000	(10)*	6.77%
Glenhill Capital Overseas GP, Ltd	597,000	(11)*	6.77%
Glenhill Capital Overseas Master Fund, L.P.	597,000	(12)*	6.77%

(1)                                  Based upon 8,819,892 shares outstanding, as reported in the Company’s Form 10-Q for the quarter ended December 26, 2004.

(2)                                  These shares are held jointly by Mr. Chaplin and his spouse.

(3)                                  The shares reported include 597,000 shares held directly by Firebrand Partners, LLC.

(4)                                  Includes options to purchase 15,714 shares, all of which are presently exercisable.

(5)                                  Represents 65,066 shares held by Michael L. Meyer and 9,103 shares held of record by Mr. Meyer’s spouse.

(6)                                  Includes 21,348 shares held by the Shove Family Trust for which Mr. Shove is a trustee, options to acquire 3,201 shares and warrants to purchase 5,806 shares.

(7)                                  The shares reported consist of the shares held by Firebrand Partners, LLC.

(8)                                  The shares reported consist of the shares held by Firebrand Partners, LLC.

(9)                                  GJK Capital Management LLC, is the general partner of one of the Class A members of Firebrand, LLC.  The shares reported consist of the shares held by Firebrand Partners, LLC.

(10)                            Glenhill Capital LP is a Class A member of Firebrand Partners, LLC.  The shares reported consist of the shares held by Firebrand Partners, LLC.

(11)                            Glenhill Capital Overseas GP, Ltd. is the general partner of one of the Class A members of Firebrand Partners, LLC.  The shares reported consist of the shares held by Firebrand Partners, LLC.

(12)                            Glenhill Capital Overseas Master Fund, L.P. is a Class A member of Firebrand Partners, LLC.  The shares reported consist of the shares held by Firebrand Partners, LLC.

As of the date of this letter, the Concerned Shareholder own an aggregate of 1,334,845 shares of Common Stock representing 15.13% of the outstanding shares of Common Stock based upon 8,819,892 shares outstanding, as reported in the Company’s Form 10-Q for the quarter ended December 26, 2004.

No Participant and no associate of any Participant (within the meaning of the federal proxy rules) beneficially owns any securities of the Company other than Common Stock.

No Participant beneficially owns any securities of any parent or subsidiary of the Company.  No Participant has record but not beneficial ownership with respect to any securities of the Company.

Transactions in the Company Securities by Nominees

Other than the transactions described below, no Participant has purchased or sold any securities of the Company in the past two years.

Name	Date of Transaction	Nature of Transaction	Number of Shares

Scott Galloway	May 26, 2005	Purchase of shares	50,000

	May 25, 2005	Purchase of shares	547,000

	May 21, 2004	Sale pursuant to call option	17,431

	March 30, 2004	Acquisition pursuant to exercise of options	414,052

	March 15, 2004	Sale pursuant to call option	31,533

Robert M. Perkowitz	March 29, 2004	Purchase of shares	58,140

	March 29, 2004	Purchase of shares	6,000

Gregory Shove	March 29, 2005	Purchase of shares	28,500

Name	Date of Transaction	Nature of Transaction	Number of Shares

	May 21, 2004	Acquisition pursuant to call option	10,674

Each of the Initial Concerned Shareholders is a party to a Joint Filing Agreement, dated as of June 29, 2004, and each of the other Concerned Shareholders is a party to a Joint Filing Agreement dated as of May 27, 2005  (together, the “13D Joint Filing Agreements”), pursuant to which the parties agreed to file jointly on Schedule 13D with respect to their ownership of the Common Stock.  Except for the 13D Joint Filing Agreements and as listed below, no Participant is, or was within the past year, a party to any contract, arrangement or understanding with any person with respect to any securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies.

•                  Mr. McClanan currently holds options to purchase 15,714  shares of the Common Stock at an exercise price of $5.85.  The shares are vested and exercisable.

•                  Mr. Galloway granted options to purchase shares of the Company’s preferred stock, which converted into options to purchase an aggregate of 40,424 shares of the Common Stock upon the closing of the Company’s initial public offering, to various employees of Prophet Brand Strategy, Inc.  In addition, Mr. Galloway granted a warrant to Mr. Gregory Shove to purchase shares of the Company’s preferred stock, which also converted into a warrant to purchase 13,577 shares of the Common Stock upon the closing of the initial public offering.  As of May 12, 2005, Mr. Shove had 2,903 shares remaining and available for purchase under the warrant and options to purchase an aggregate of 1,067 shares are still outstanding.  The exercise price for the options are $1.5223 per share and the exercise price for the warrant is $1.1968 per share.

•                  Mr. Chaplin granted options to purchase shares of the Company’s preferred stock, which converted into options to purchase an aggregate of 40,424 shares of the Common Stock upon the closing of the Company’s initial public offering, to various employees of Prophet Brand Strategy, Inc.  In addition, Mr. Chaplin granted a warrant to Mr. Gregory Shove to purchase shares of the Company’s preferred stock, which also converted into a warrant to purchase 13,577 shares of the Company’s Common Stock upon the closing of the initial public offering.  As of May 12, 2005, Mr. Shove had 2,903 shares remaining and available for purchase under the warrant and options to purchase an aggregate of 2,134 shares are still outstanding.  The exercise price for the options are $1.5223 per share and the exercise price for the warrant is $1.1968 per share.

•                  Mr. Galloway, Glenhill Capital LP and Glenhill Capital Overseas Master Fund, L.P, as the members of Firebrand Partners, LLC, are parties to the Limited Liability Company Agreement of Firebrand Partners, LLC.  Firebrand Partners, LLC was formed for the purpose of investing in the Common Stock.

No Participant, no associate of any Participant and no person who is a party to any arrangement or understanding pursuant to which a nominee is proposed to be elected has any arrangement or understanding with any person with respect to any future employment by the

Company or its affiliates or with respect to any future transactions to which the Company or any of its affiliates will or may be a party.

Participants who are our Nominees are expected to receive customary compensation from the Company in exchange for their services as directors, if elected.

There have been no transaction or series of similar transactions since the beginning of the Company’s last completed fiscal year, and there is no currently proposed transaction or series of similar proposed transactions, to which the Company or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $60,000 and in which any Participant or any associate of any Participant had, or will have, a direct or indirect material interest.

Additional Information About The Nominees

Name and Business Address	Age	Present Principal Occupation and Background

Scott Galloway 42 W. 15th Street, #2 New York, NY 10011	40

Mr. Galloway has been a Visiting Assistant Professor, New York University Leonard N. Stern School of Business since September 2002. He served as a member of the Company’s board of directors from June 2002 to 2004. Mr. Galloway also served as Director of the Company from September 1997 to August 2000 and the Chairman of the Board of the Company from September 1997 to February 2000. From January 2000 to January 2002, Mr. Galloway served as the Chief Executive Officer and Chairman of the Board at Brand Farm. Mr. Galloway served as the Chief Executive Officer of Prophet Brand Strategy, Inc., a brand consulting firm, from June 1992 to January 2000 and was Chairman at Prophet from 2000 to 2002. Mr. Galloway received an MBA from the University of California at Berkeley and a BA in Economics from the University of California at Los Angeles.

Robert M. Perkowitz 3817 Bonwood Drive Charlotte, NC 28211	50

Mr. Perkowitz has been the President of Paradigm Management, Inc., an investment and consulting firm, since 1993. From 1996 until 2001, Mr. Perkowitz held various positions with Smith+Noble, a direct marketer of custom window treatments, textile products and rugs, including President and Chief Executive Officer (1/98-5/01) and Vice President & Chief Operating Officer (5/96-12/97). From 1998 until 2001, Mr. Perkowitz held various positions with Cornerstone Brands, Inc., a family of leading catalog companies for the home, leisure and casual apparel, including President and Chief Operation Officer (5/00-3/01), Vice President and Chief Operating Officer (7/99-5/00) and Vice President, Strategic Planning (11/98-7/99).

John Pound 53 Westbourne TerraceBrookline, MA 02446	50

Mr. Pound has been the President of Integrity Brands, since 1999. Integrity Brands oversees and originates investments in branded specialty retail companies. Mr Pound has served on the Board of Directors of Gymboree since 2000. Mr. Pound received a PhD. in finance from Yale University (in 1987) and taught at Harvard University, where he became an authority on active investing and corporate governance and a frequent advisor to both large investment organizations and large corporations. Mr. Pound is also Chairman of New Foundations, a Harvard working group on corporate governance.

Greg Shove 4662 Alpine RoadPortola Valley, CA, 94028	43

Mr. Shove has been a Partner with Wimbledon Ventures, a venture capital firm, since 2001. From February 2000 until December 2000, Mr. Shove was the Chairman and interim Chief Executive Officer of Katmango Inc. From 1998 until 2000, Mr. Shove was the Vice President — Business Development, E-Commerce at America Online, Inc.

No corporation or organization identified in the preceding table is an affiliate of the Company.

Each of the Nominees, if elected, will be entitled to receive compensation customarily paid by the Company to its non-employee directors, which is expected to be described in the definitive proxy statement to be filed with the SEC by the Company in connection with its 2005 annual meeting of stockholders.

Mr. Galloway has no reason to believe that any of the Nominees will be disqualified or unwilling or unable to serve if elected. Mr. Galloway reserves the right to nominate substitute persons if the Company makes or announces any changes to its Bylaws or takes or announces any other action that has, or if consummated would have, the effect of disqualifying any of the Nominees.  If Mr. Galloway participates in a solicitation of proxies separate from the Company’s proxy solicitation, shares represented by proxies given to Mr. Galloway will be voted for any substitute or additional nominees of Mr. Galloway.

None of the Nominees presently holds any positions with the Company other than as stockholders.

Other than as described herein with respect to the Concerned Shareholders acting as a group for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), there is no arrangement or understanding between any of the Nominees and any other person pursuant to which the Nominee was selected as a Nominee.

There is no family relationship (within the meaning of the federal securities laws) between any of the director nominees and (i) any other of the Nominees or (ii) any director of the

Company, executive officer of the Company or person nominated by the Company to become a director or executive officer.

None of the Nominees has any business relationship or has been involved in any legal proceeding that is required to be disclosed pursuant to Item 7(b)-(c) of Schedule 14A under the Exchange Act.

None of the Nominees and no associate of any of the Nominees receives any compensation from the Company as a director or executive officer of the Company.  Had the Nominees been directors of the Company and members of the compensation committee of the Company’s board of directors during the Company’s last completed fiscal year, there would have been no compensation committee interlocks within the meaning of the SEC proxy rules.

None of the Nominees serves as a director (i) of any company with a class of securities registered pursuant to Section 12 of the Exchange Act, or subject to the requirements of Section 15(d) of the Exchange Act or (ii) of any investment company registered under the Investment Company Act of 1940, except for Mr. Pound who is a member of the board of directors of Gymboree (NASDAQ: GYMB).

Mr. Shove was a director of EOSports.com within two years of its liquidation in 2001.  We do not believe that such event is material to an evaluation of his ability or integrity as a Nominee.  During the past five years, none of the other Nominees has been involved in any legal proceeding or any event described in Item 401(f) of Regulation S-K of the Exchange Act.  In addition, none of the Nominees has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) during the past ten years.

There are no material proceedings to which any of the Nominees, or any associate of any Nominee, are a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries.

Section 16(a) Beneficial Ownership Reporting Compliance

None of the Nominees has failed to file reports related to the Company that are required by Section 16(a) of the Exchange Act.

APPENDIX B

CONSENT TO BE NAMED IN PROXY STATEMENT

May 25, 2005

In accordance with Section 2.5 of the bylaws of RedEnvelope, Inc., a Delaware Corporation (the “Company”), my signature constitutes consent to be named in the proxy related to the annual meeting of shareholders as a director nominee and to serving as director if elected.

/s/ Scott Galloway
Scott Galloway

CONSENT TO BE NAMED IN PROXY STATEMENT

May 25, 2005

In accordance with Section 2.5 of the bylaws of RedEnvelope, Inc., a Delaware Corporation (the “Company”), my signature constitutes consent to be named in the proxy related to the annual meeting of shareholders as a director nominee and to serving as director if elected.

/s/ Gregory Shove
Gregory Shove

CONSENT TO BE NAMED IN PROXY STATEMENT

May 25, 2005

In accordance with Section 2.5 of the bylaws of RedEnvelope, Inc., a Delaware Corporation (the “Company”), my signature constitutes consent to be named in the proxy related to the annual meeting of shareholders as a director nominee and to serving as director if elected.

/s/ John Pound
John Pound

CONSENT TO BE NAMED IN PROXY STATEMENT

May 25, 2005

In accordance with Section 2.5 of the bylaws of RedEnvelope, Inc., a Delaware Corporation (the “Company”), my signature constitutes consent to be named in the proxy related to the annual meeting of shareholders as a director nominee and to serving as director if elected.

/s/ Robert Perkowitz
Robert Perkowitz